Exhibit 35.1

15000 Capital One Dr. Richmond, VA 23238

SERVICER COMPLIANCE STATEMENT

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

Capital One Multi-asset Execution Trust

c/o Capital One Funding, LLC

140 East Shore Drive, Room 1071-B

Glen Allen, Virginia 23059

In connection with the Annual Report on Form 10-K of Capital One Multi-asset Execution Trust, as the issuing entity in respect of the notes, for the fiscal year ending December 31, 2013 (the “Report”), the undersigned, a duly authorized officer of Capital One Bank (USA), National Association (the “Servicer”), does hereby certify and represent that:

1.	A review of the activities and performance of the Servicer under (i) the Amended and Restated Pooling and Servicing Agreement dated as of September 30, 1993, as amended and restated as of August 1, 2002, January 13, 2006, and July 1, 2007, and as further amended by the First Amendment, dated as of March 1, 2008, and the Second Amendment, dated as of July 15, 2010, (ii) the Indenture for the Notes dated as of October 9, 2002, as amended and restated as of January 13, 2006, and as further amended by the First Amendment, dated as of March 1, 2008, and (iii) the Asset Pool Supplement for the Notes dated October 9, 2002, as amended by the First Amendment, dated as of March 1, 2008 (collectively, the “Agreements”) during the period that is the subject of the Report has been made under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreements in all material respects throughout the period that is the subject of the Report.

IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 28th day of March, 2014.

CAPITAL ONE BANK (USA), National Association

By:	/s/ Heather M. Cox
Name:	Heather M. Cox
Title:	Executive Vice President, Operations

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